EXHIBIT 21

Significant Subsidiaries of WesBanco, Inc.

(As of December 31, 2015)

Subsidiaries	State of Incorporation
WesBanco, Inc.	West Virginia
WesBanco Bank, Inc.	West Virginia
WesBanco Insurance Services, Inc.	West Virginia
WesBanco Title Agency, LLC	Ohio
THF, Inc.	Pennsylvania
WesBanco Asset Management, Inc.	Delaware
WesBanco Community Development Corp.	Ohio
AMSCO, Inc.	Pennsylvania
AMS Ventures, LLC	Pennsylvania
Bellevue Park Partners, LP	Pennsylvania
Brandy One, LLC	Pennsylvania
The Links at Deer Run Associates, LLC	Pennsylvania
McCormick Farms, LLC	Pennsylvania
McCormick Place Associates	Pennsylvania
The Vineyards at Brandywine, LP	Pennsylvania
WesBanco Properties, Inc.	West Virginia
WesBanco Securities, Inc.	Ohio
WesBanco Capital Trust II	Delaware
WesBanco Capital Statutory Trust III	Connecticut
WesBanco Capital Trust IV	Delaware
WesBanco Capital Trust V	Delaware
WesBanco Capital Trust VI	Delaware
Oak Hill Capital Trust 2	Delaware
Oak Hill Capital Trust 3	Delaware
Oak Hill Capital Trust 4	Delaware